Exhibit 99.1

Albany Molecular Research, Inc. Announces Second Quarter 2003 Results

    ALBANY, N.Y.--(BUSINESS WIRE)--Aug. 5, 2003--Albany Molecular
Research, Inc. (Nasdaq: AMRI) today reported financial results for the quarter and six-month period ending June 30, 2003.

    Second Quarter 2003 Results

    Total revenue for the second quarter of 2003 increased by $22.1 million, or 69.6%, to $54.0 million, compared to the second quarter of 2002. Total contract revenue for the second quarter of 2003 increased by 118.4% to $38.8 million, compared to total contract revenue of $17.8 million during the second quarter of 2002. AMRI's financial results for the second quarter of 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Recurring royalties for the second quarter of 2003 were $15.2 million, an 8.0% increase over recurring royalties of $14.1 million in the second quarter of 2002. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Contract revenue for AMRI, excluding its Organichem division, for the second quarter of 2003 was $16.2 million, a decrease of 8.5% compared to contract revenue of $17.8 million during the second quarter of 2002. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 34.5% in the second quarter of 2003, compared to 42.1% in the second quarter of 2002.
    Contract revenue at AMRI's Organichem division in the second quarter of 2003 was $22.5 million, a decrease of 5.3% compared to contract revenue of $23.8 million during the second quarter of 2002. Gross profit margin for Organichem in the second quarter of 2003 was 17.9%, compared to 26.0% in the second quarter of 2002. Included in Organichem's cost of revenue for the second quarter of 2003 is a $600,000 purchase accounting expense related to an increase in the value of inventories acquired in the Organichem purchase.
    Net income in the second quarter of 2003 decreased by $2.3 million, or 21.7%, to $8.3 million, or $0.26 per share on a diluted basis, as compared to net income in the second quarter of 2002 of $10.6 million, or $0.32 per share on a diluted basis. Included in net income during the second quarter of 2003 was a $.01 negative impact of the $600,000 pretax purchase accounting expense related to the company's acquisition of Organichem.
    "AMRI's financial results for the second quarter are consistent with previously stated guidance," said AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. "The pharmaceutical and biotech research industry is coming through one of the most difficult periods in its history. As we have stated for some time, a difficult economic environment for our customer base has led to cutbacks and reductions in budgets for chemistry outsourcing. We see this trend continuing in the short term, and note that there can be a lag of 6-9 months from when budget decisions can impact AMRI revenues."
    D'Ambra continued, "In spite of a difficult period, I am very encouraged to report many positive signs for AMRI's future. Customer satisfaction remains very high. We are holding our own in a tough and competitive environment. As research spending cycles in a positive direction, AMRI should be positioned to strongly benefit. In spite of the current difficult environment, AMRI is on track to generate contract revenues in 2003 of approximately $150 million. We have achieved the critical mass which gives AMRI the base to execute our longer term strategic goals. Allegra royalty revenues, which continue to meet our expectations, are being invested in technologies, people, equipment and facilities for AMRI's future. Despite the current negative sentiment for the future of this product, Allegra remains a beacon of accomplishment, and an example of what AMRI can achieve, and what we are investing to achieve more of in our future. We continue to make progress in advancing our investments in research programs, including the BMS technology AMRI obtained in 2002; advancing collaborations such as the Lilly natural products drug discovery collaboration; and assembling value added technologies such as our biosciences, fermentation and drug discovery screening capabilities. As we execute our plan to control costs and improve upon our current operating business, and as we execute our plan to turn research investments into significant value and revenue generating opportunities, I am excited about AMRI's future."

    Year-to-Date

    Total revenue for the six-month period ending June 30, 2003 increased to $98.9 million, an increase of $39.7 million, or 67.0%, compared to total revenue of $59.2 million during the same period in 2002. Total contract revenue for the first six months of 2003 increased 110.7% to $72.6 million, compared to contract revenue of $34.4 million for the comparable period in 2002. AMRI's financial results for the first six months of 2003, including the increases in total revenue and total contract revenue, reflect its 100% ownership of Organichem. In February 2003, AMRI completed its purchase of Organichem. During 2002, AMRI only included its proportionate share of Organichem's net income in its income statement as equity in income of unconsolidated affiliates.
    Recurring royalty revenue for the first half of 2003 increased by 6.1% to $26.3 million, compared to recurring royalty revenue of $24.8 million during the first six months of 2002.
    Contract revenue for AMRI, excluding its Organichem division, for the six-month period ending June 30, 2003 was $32.0 million, a decrease of 7.2% compared to contract revenue of $34.4 million during the same period in 2002. Gross profit margin for AMRI's contract business, excluding its Organichem division, was 35.0% in the six-month period ended June 30, 2003, compared to 42.4% for the comparable period in 2002.
    Contract revenue at AMRI's Organichem division for the six-month period ending June 30, 2003 was $40.7 million, a decrease of 13.2% compared to contract revenue of $46.8 million during the same period in 2002. Gross profit margin for Organichem for the six-month period ending June 30, 2003 was 15.4%, compared to 24.1% for the comparable period in 2002. During the first six months of 2003, contract revenue at AMRI's Organichem division was affected by $900,000 in purchase accounting expenses related to an increase in the value of inventories acquired in the Organichem purchase.
    Net income for the six-month period ending June 30, 2003 was $12.4 million, or $0.38 per share on a diluted basis, representing a 35.8% decrease compared to net income during the first half of 2002. Net income for the comparable period in 2002 was $19.3 million, or $0.58 per share on a diluted basis. Included in net income for the first six months of 2003 is a $0.02 negative impact of the $900,000 pretax purchase accounting expense related to the company's acquisition of Organichem, and an additional $0.02 negative impact of a $1.4 million pretax charge related to the termination of the company's lease in Iowa.
    The total number of employees at AMRI (including Organichem) at the end of the second quarter of 2003 was 858. At June 30, 2003, AMRI had cash, cash equivalents and investments of $122.6 million, compared to $123.7 million at March 31, 2003. The net decrease of $1.1 million in cash, cash equivalents and investments in the second quarter of 2003 was due primarily to cash generated from operations of $12.2 million, offset by the repurchase of 189,100 shares of AMRI stock at a cost of $2.2 million, $9.9 million in purchases of property plant and equipment and $1.1 million in debt payments. Total debt at June 30, 2003 was $65.0 million, compared to $66.1 million at March 31, 2003. Total common shares outstanding at June 30, 2003 were 31,824,531.

    Earnings Guidance

    AMRI Chief Financial Officer David P. Waldek provided earnings guidance for the remainder of 2003. Mr. Waldek said, "We project our full year 2003 revenues and earnings to be within the guidance ranges we previously provided in our first quarter 2003 earnings report. Based on previously discussed FTE reductions from one of our larger customers, as well as the current uncertainty related to the timing of certain Organichem customer shipments at the end of this year and the associated revenue recognition on those shipments, we are projecting 2003 diluted earnings per share to range from $1.03 to $1.05, which is at the lower end of our previous guidance. Included in our full year 2003 diluted earnings per share projection is an expected $.05 negative net impact of the following pre-tax items: (i) a lease termination charge of $1.4 million, related to the company's relocation from Iowa, recorded in the first quarter of 2003; and (ii) a purchase accounting expense of $1.1 million related to the acquisition of Organichem. During the first two quarters of 2003, $900,000 of the $1.1 million purchase accounting expense was recorded and an additional $200,000 is anticipated to be recorded during the third quarter of 2003. AMRI contract revenue for 2003 is expected to be at the lower end of the $65.0 to $71.0 million range previously provided, and Organichem 2003 contract revenue is expected to be at the lower end of the $82.5 to $84.5 million range previously provided. Consistent with guidance provided by Aventis as part of its second quarter 2003 earnings release, we continue to project growth in Allegra royalties in the mid-single digits for 2003."
    Mr. Waldek continued, "In the third quarter of 2003, we are projecting diluted earnings per share for AMRI in the range of $0.27 to $0.28 per share, inclusive of a $.01 negative impact of an additional $200,000 purchase accounting expense related to the acquisition of Organichem. We are forecasting contract revenues for AMRI in the third quarter of 2003 to range from $16.0 to $16.5 million, and contract revenues for Organichem in the third quarter to range from $17.0 to $18.0 million."
    Mr. Waldek also noted that this earnings guidance does not reflect the impact of any potential future warrants issued to Bristol-Myers Squibb to purchase additional shares of AMRI common stock. AMRI issued warrants for the purchase of AMRI common stock to Bristol-Myers Squibb in early 2002 under an agreement whereby Bristol-Myers Squibb transferred intellectual property to AMRI, providing AMRI with ownership of one of Bristol-Myers Squibb's pre-clinical drug candidates, along with patent applications covering attention deficit hyperactivity disorder (ADHD) and central nervous system indications. AMRI expects a future warrant expense of $2.5 million, which it anticipates will be partially offset by up-front revenue resulting from licensing the intellectual property to a third party.

    Second Quarter 2003 Highlights

    Noteworthy items and company announcements during the second quarter of 2003 include the following:

    Stock Repurchase

    During the second quarter, AMRI purchased 189,100 shares of AMRI stock at a cost of $2.2 million under a $15.0 million stock repurchase program authorized by the company's board of directors in 2002. During the period January 1, 2003 through June 30, 2003, AMRI repurchased 555,700 shares of AMRI stock at a cost of $7.4 million. To date under the $15.0 million stock repurchase program, AMRI has repurchased a total of 697,600 shares at a cost of $9.5 million.

    High Throughput Screening Group

    Grant J. Carr, Ph.D. joined AMRI as director of screening. Dr. Carr is leading AMRI's efforts to implement bioactivity and drug discovery screening at its Bothell Research Center. Among his responsibilities are setting up, developing and validating target assays; training and supervising staff in screening methodology and quality control; and representing AMRI with screening collaborators. He is working closely and collaborating with AMRI's existing natural products, computer-assisted drug discovery, medicinal chemistry and bioscience groups.

    Second Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on August 5, 2003 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 888-273-9885 (for domestic calls) or 612-332-0228 (for international calls) at 9:45 a.m. and reference the AMRI Second Quarter 2003 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 3:15 p.m. on August 5, 2003. To access the replay by telephone, please call 800-475-6701 (for domestic calls) or 320-365-3844 (for international calls) and use access code 689532. In addition, replays of the call will be available for twelve months on the company's website at http://www.albmolecular.com/investor.

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery and development company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings in the third quarter of 2003 and for the full year 2003, trends in pharmaceutical and biotech outsourcing and the positioning of the company's contract business for 2003, the expected level of 2003 contract revenues for AMRI and Organichem, and the acquisition and expected performance of Organichem Corporation, including the expected reduction of operating costs relating to the integration of operations. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, and Claritin's approval for over-the-counter use, the integration and operating risks associated with the company's acquisition of Organichem, the company's ability to enforce its intellectual property and technology, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the company's ability to successfully complete its ongoing expansion projects on schedule and integrate acquired companies, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission on March 31, 2003. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

                    Albany Molecular Research, Inc.
              Condensed Consolidated Statements of Income
                              (unaudited)

           (Dollars in thousands, except for per share data)


                                     Three Months        Six Months
                                         Ended             Ended
                                   ----------------- -----------------
                                   June 30, June 30, June 30, June 30,
                                     2003     2002     2003     2002
                                   -------- -------- -------- --------

Contract Revenue                   $38,777  $17,756  $72,616  $34,436
Recurring royalties                 15,200   14,075   26,300   24,800
                                   -------- -------- -------- --------
   Total revenue                    53,977   31,831   98,916   59,236

Cost of contract revenue            29,158   10,279   55,170   19,854
Technology inventive award           1,520    1,402    2,630    2,474
Research and development             5,552    2,097   11,117    3,716
Selling, general, and
 administrative                      5,304    3,254   11,433    6,311
                                   -------- -------- -------- --------
   Total costs and expenses         41,534   17,032   80,350   32,355

Income from operations              12,443   14,799   18,566   26,881

Equity in income of
   unconsolidated affiliates           (87)     779      (21)   1,269
Interest income (expense), net         354      988      560    2,104
Other income, net                      110        6      122       85
                                   -------- -------- -------- --------

Income before income tax
   expense                          12,820   16,572   19,227   30,339

Income tax expense                   4,551    6,013    6,826   11,012
                                   -------- -------- -------- --------

Net income                          $8,269  $10,559  $12,401  $19,327
                                   ======== ======== ======== ========

Basic earnings per share             $0.26    $0.32    $0.39    $0.59
                                   ======== ======== ======== ========

Diluted earnings per share           $0.26    $0.32    $0.38    $0.58
                                   ======== ======== ======== ========



                  Albany Molecular Research, Inc.
               Selected Consolidated Balance Sheet Data
                             (Unaudited)

Dollars in thousands
                                                 June 30, December 31,
                                                    2003     2002
    Cash, Cash Equivalents and Investments
                                                 $122,631  $129,537
    Accounts receivable, net                       24,826    13,572
    Inventories                                    31,992    13,402
    Royalty receivable                             15,089    13,251
    Total current assets                          200,314   173,093
    Net property, plant and equipment
                                                  137,579    72,518
    Goodwill and Intangible Assets                 48,311    21,985
    Total assets                                  388,576   302,736

    Current liabilities                            22,635     9,960
    Long-term debt                                 59,528     5,281
    Stockholders' equity                          287,692   282,367
    Total liabilities and stockholders' equity   $388,576  $302,736

    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279